Exhibit 99.1

Medicine Man Technologies Reports Third Quarter 2017 Results

DENVER, CO, November 13 2017 -- Medicine Man Technologies Inc. (OTCQB: MDCL), one of the United States' leading cannabis branding and consulting companies, reported financial results for the quarter ended September 30, 2017.

Financial Highlights, 3 Months of Operations:

•	Revenues increased by 292% to $928,624 in the third quarter of 2017, from $236,593 in the same period in 2016, driven primarily by a 151% increase in consulting/licensing based revenues ($584,984 in Q3 2017, compared with $233,500 in the same period in 2016) and the contribution of the newly acquired Pono Publications and Success Nutrient businesses, for which there were no prior year revenues reported;
•	The acquisition of Pono Publications and Success Nutrients, providing next generation industry leading cannabis cultivation technologies and products, generated new sources of revenues of $340,263 in third quarter of 2017;
•	The Company had 19 full time team members at the end of the third quarter of 2017, compared to 4 at the end of the third quarter of 2016. Growth in staffing levels was required to meet the demand created by additional new clients, as well as the Company’s ability to meet expected service levels.

Business Highlights, 3 Months of Operations:

•	The Company completed its acquisition of the Denver Consulting Group, adding three new full-time members to its team;
•	The Company entered into fifteen new license and or service agreements, as compared with four new clients added over the same period in 2016;
•	The Company initiated a new equity funding element (Regulation D, Rule 506(b) filing), raising $1.055M in the third quarter of 2017 ($1M from a single accredited investor);
•	In late September, the Company’s two Cultivation MAX clients in Nevada completed their initial cultivation refresh process guidance, which will result in performance improvement revenue generation in the fourth quarter of 2017;
•	The Company noted a substantial increase in California based inquiries, as well as active clients, ending the third quarter of 2017 with five California based cultivation clients, compared with one cultivation client at the end of the same period in 2016.

“We are pleased with our third quarter results, during which we saw a significant expansion of our fee generating client base, which we expect to result in an increase in our future revenues as the associated work and deployments are fulfilled,” commented Brett Roper, Chief Executive Officer.

“We have also completed the integration of Pono Publications, Success Nutrients, and the Denver Consulting Group into our Medicine Man Technologies family, which we expect to continue to drive revenue growth. We are excited by the near-term prospects to drive organic revenue growth from both our products and services. Furthermore, our initial two Cultivation MAX clients in Nevada completed their cultivation refresh work in late September and are expected to begin generating revenue in the fourth quarter.”

Mr. Roper added, “During the third quarter, Medicine Man further bolstered its balance sheet by raising more than $1 million from the sale of stock to one accredited investor, as well as to Company executives. As a result, we believe we are well positioned to continue to execute on our Brand Warehouse acquisition strategy, seeking synergistic companies and brand partners across the cannabis industry that can support our U.S. and international expansion plans. Once we reach our interim funding target, we also plan to retire all of our remaining convertible debt obligations.”

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Financial Highlights, 9 Months of Operations:

•	Revenues increased by 302% to $2,351,752 in the first nine months of 2017, from $585,388 in the same period in 2016, driven primarily by consulting/licensing based revenue growth of 190% ($1,653,902 in the first nine months of 2017, compared with $570,135 during the same period of 2016) and the contribution of the newly acquired Pono Publications and Success Nutrient businesses, for which there were no prior year revenues reported;
•	The acquisition of Pono Publications and Success Nutrients generated $691,611 of revenue in the first nine months of 2017 (no first quarter 2017 revenues are reflected in the nine month results, prior to the closing of the respective acquisitions);
•	Total Shareholder Equity increased substantially to $10,395,862 for the first nine months of 2017, from ($376,326) during the same period in 2016;
•	Current Assets increased by 265% to $1,807,737 in the first nine months of 2017, from $682,017 in the same period in 2016, driven primarily by positive changes in cash and receivables;
•	At September 30, 2017, the Company’s cash position was $927,884, compared with $351,524 at December 31, 2016.

Business Highlights, 9 Months of Operations:

•	The Company has now completed three acquisitions (Pono Publications, Success Nutrients, and the Denver Consulting Group);
•	The Company had 59 active clients as of the end of the first nine months of 2017, compared with 19 active clients at the end of the same period in 2016. This substantial increase in our client base was due to of the Company’s expansion of its product and services lines;
•	The Company has secured new equity capital and has dramatically increased both its industry presence internationally as well as in several new states to date in 2017;

“The Company remains encouraged by the prospects for rapid expansion of its product and service footprint, , for which we are providing indoor cultivation facility designs and guidance. Domestically, the Company’s Denver Consulting Group (DCG) team secured a dispensary license for a Long Beach, California client, and the DCG unit accounted for ten accounts from Medicine Man’s current client base. In addition, we look forward to attending the Marijuana Business Daily ‘MJBizCon’ event as one of three Platinum Sponsors in Las Vegas, November 15-17, which is the largest gathering of cannabis industry participants in 2017,” (https://mjbizconference.com/) concluded Mr. Roper.

About Medicine Man Technologies, Inc.

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, the Company has provided guidance for several clients that have successfully secured licenses to operate cannabis businesses within their state. The Company currently has fifty-nine active clients in California, Oregon, Colorado, Nevada, Illinois, Michigan, Arkansas, Pennsylvania, Florida, Ohio, Maryland, and Puerto Rico in the United States and territories, and Australia, Canada, Germany, and South Africa, internationally. We continue to focus on working with clients to 1) utilize its experience, technology, and training to help secure a license in states with newly emerging regulations, 2) deploy the Company's highly effective variable capacity constant harvest cultivation practices through its deployment of Cultivation MAX, and eliminate the liability of single grower dependence, 3) avoid the costly mistakes generally made in start-up, 4) stay engaged with an ever expanding team of licensees and partners, all focused on quality and safety that will 'share' the ever-improving experience and knowledge of the network, and 5) continuing the expansion of its Brands Warehouse concept.

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Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

KCSA Strategic Communications

MDCL@kcsa.com

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MEDICINE MAN TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) AND INCOME

For the Three and Nine Months Ended September 30, 2017 and 2016

Expressed in U.S. Dollars

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Operating revenues
Product sales	$278,495	$–	$506,900	$–
Product sales - related party	61,768	–	184,711	–
Licensing fees	347,504	227,500	848,816	564,135
Consulting fees	238,480	6,000	805,086	6,000
Seminar fees	2,017	3,093	6,239	15,253
Total revenue	928,264	236,593	2,351,752	585,388

Cost of services
Cost of services	282,894	83,209	694,018	264,826
Cost of services - related party	14,291	–	40,327	–
Total cost of services	297,185	83,209	734,345	264,826

Gross profit	631,079	153,384	1,617,407	320,562

Operating expenses
General and administrative	331,764	99,891	735,018	411,523
Professional services	144,796	–	384,278	–
Acquisition costs	42,600	–	141,301	–
Stock based compensation expense	164,000	–	4,644,318	49,200
Officers bonuses	90,823	–	90,823	–
Advertising	49,592	39,869	136,436	61,541
Salaries	127,250	–	220,365	–
Total operating expenses	950,825	139,760	6,352,539	522,264

Income from operations	(319,746)	13,624	(4,735,132)	(201,702)

Other income/expense
Interest income	(7,562)	(5,128)	(22,439)	(6,936)
Net gain on derivative	(23,017)	–	(154,399)	–
Interest expense related to convertible notes	22,636	–	66,965	–
Loss on management fee contracts	–	–	70,257	–
Net realized (loss) on available for sale securities	(135)	–	(397)	–
Other income	–	–	(219)	–
Total other expense	(8,078)	(5,128)	(40,232)	(6,936)

Net (loss) income	$(311,668)	$18,752	$(4,694,900)	$(194,766)
	.
Earnings per share attributable to common shareholders:
Basic and diluted (loss)/earnings per share	$(0.01)	$0.00	$(0.21)	$(0.02)
Weighted average number of shares outstanding - basic and diluted	21,883,853	9,976,146	21,883,853	9,997,664

Other comprehensive (loss), net of tax
Net unrealized (loss) on available for sale securities	–	–	(10,551)	–
Total other comprehensive income (loss), net of tax	–	–	(10,551)	–

Comprehensive (loss) gain	$(311,668)	$18,752	$(4,705,451)	$(194,766)

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MEDICINE MAN TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

Expressed in U.S. Dollars

	September 30, 2017	December 31, 2016

Assets
Current assets
Cash and cash equivalents	$927,884	$351,524
Accounts receivable, net	356,940	25,000
Accounts receivable - related party	41,962	–
Available for sale securities	–	13,998
Short-term note receivable	286,455	264,016
Inventory	87,685	–
Other assets	106,811	27,479
Total current assets	1,807,737	682,017

Non-current assets
Fixed assets, net accumulated depreciation of $63,579	155,529	$42,126
Intangible assets, net accumulated amortization of $5,760	89,340	3,708
Goodwill	9,304,306	–
Total non-current assets	9,549,175	45,834

Total assets	$11,356,912	$727,851

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$44,189	$–
Accounts payable - related party	9,776	–
Derivative liability	–	294,002
Other liabilities	14,700	175
Total current liabilities	68,665	294,177

Long-term liabilities
Note payable - related party	58,280	–
Convertible loan	675,000	810,000
Total long-term liabilities	733,280	810,000

Total liabilities	801,945	1,104,177

Commitments and contingencies, note 13
Shareholders’ equity
Common stock $0.001 par value. 90,000,000 authorized, 21,883,853 and 10,402,500 were issued and outstanding September 30, 2017 and December 31, 2016, respectively.	22,504	10,403
Additional paid-in capital	14,346,342	1,026,052
Additional paid-in capital - Warrants	2,100,318	–
Accumulated other comprehensive (loss)	(14,854)	(4,303)
Retained earnings	(5,899,343)	(1,408,478)
Total shareholders' equity (deficit)	10,554,967	(376,326)

Total liabilities and stockholders’ equity	$11,356,912	$727,851

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